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                                                              EXHIBIT 10.11(c)


                       NEW SAC 2001 RESTRICTED SHARE PLAN

                           RESTRICTED SHARE AGREEMENT
                                (OTHER EMPLOYEES)

         THIS AGREEMENT (the "Agreement"), is made effective as of the __the day of ________, 2001, (hereinafter called the "Date of Grant"), between New SAC, a limited company incorporated in the Cayman Islands (the "Company") and ___________________ (the "Participant"):

         The Company, pursuant to the New SAC 2001 Restricted Share Plan (the "Plan") hereby grants to the Participant, _________ ordinary shares, par value $.0001, of the Company (the "Shares"). The Shares are granted pursuant to the Plan, and are governed by the terms and conditions of the Plan. All defined terms used herein, unless specifically defined in this Agreement, have the meanings assigned to them in the Plan. The Participant agrees to be bound by all terms and conditions of this Agreement and the Plan, as amended from time to time.

         To be effective, this Restricted Share Agreement must be signed by the Participant and returned to the General Counsel, within 10 weeks of the date hereof and the Participant must become a signatory to the Management Shareholders Agreement dated as of November 22, 2000 among the Company and certain individuals identified therein.

         1. Restrictions on Transfer of Shares. Except as otherwise determined by the Committee, the Shares cannot be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (collectively, a "Transfer") during the Restriction Period. For purposes of this Agreement, the Restriction Period shall mean, from the Date of Grant until four years following the Date of Grant; provided, however, that, subject to the Participant's continued employment, the Restriction Period shall lapse with respect to twenty - five percent (25%) of the Shares on the first anniversary of the Date of Grant and with respect to 1/48th of the Shares at the end of each month thereafter.

         2. Forfeiture of Shares. Except as provided in Section 5 of this Agreement, if the Participant's employment with the Company shall terminate, prior to the expiration of the Restriction Period, for any reason, any Shares with respect to which the Restriction Period has not yet lapsed (the "Restricted Shares") shall, upon such termination of employment, be forfeited by Participant to the Company, without the payment of any consideration or further consideration by the Company, and neither Participant nor any successors, heirs, assigns, or personal representatives of Participant shall thereafter have any further rights or interest in the Restricted Shares or under this Agreement, and Participant's name shall thereupon be deleted from the list of the Company's shareholders with respect to the Restricted Shares.

         3. Voting; Distributions. Regardless of whether the restrictions imposed by Paragraph 1 hereof have lapsed, the Participant shall have the right to vote the Shares granted hereunder to the extent the Participant is a shareholder of record on any applicable record date with respect to such Shares. To the extent that the restrictions imposed by Paragraph 1 have not lapsed with respect to Shares, distributions (other than tax distributions), whether in cash, securities or other property, with respect to such Shares shall be held by the Company and distributed when the restrictions lapse.


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         4. No Right to Employment. The execution and delivery of this Agreement and the granting of Shares hereunder shall not constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or its affiliates to employ the Participant for any specific period or in any particular capacity and shall not prevent the Company or its affiliates from terminating the Participant's employment at any time with or without cause.

         5. Change in Control. (a) In the event that a Participant is terminated without Cause within two (2) years following a Change in Control, the Restriction Period shall lapse with respect to the Restricted Shares and the Restricted Shares shall thereby be free of such restrictions. If the successor entity in the Change in Control does not assume the Restricted Shares, substitute shares of its capital stock with restrictions substantially equivalent to those in effect for the Restricted Shares immediately prior to the Change in Control or otherwise continue the Restricted Shares in effect following the Change in Control, then the Restriction Period shall lapse with respect to such Restricted Shares immediately prior to the Change in Control.

         (b) For purposes of this Agreement "Cause" shall mean (i) the Participant's continued failure substantially to perform the material duties of his office (other than as a result of total or partial incapacity due to physical or mental illness), (ii) the embezzlement or theft by the Participant of the Company's property, (iii) the commission of any act or acts on the Participant' s part resulting in the conviction of such Participant of a felony under the laws of the United States or any state, (iv) the Participant's willful malfeasance or willful misconduct in connection with the Participant's duties to the Company or any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or (v) a material breach by the Participant of the material terms of his employment agreement, the Management Shareholders Agreement or any non-compete, non-solicitation or confidentiality provisions to which the Participant is subject. However, no termination shall be deemed for Cause under clause (i), (iv) or (v) unless the Participant is first given written notice by the Company of the specific acts or omissions which the Company deems constitute grounds for a termination for Cause and is provided with at least 30 days after such notice to cure the specified deficiency.

         6. Application of Laws. The granting of Shares hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required, in particular the laws of the Cayman Islands.

         7. Taxes. Any taxes required by federal, state or local laws to be withheld by the Company shall be paid to the Company by the Participant by the time such taxes are required to be paid or deposited by the Company.

         8. Notices. Any notices required to be given hereunder to the Company shall be addressed to New SAC, Attention: General Counsel, and any notice required to be given hereunder to the Participant shall be sent to the Participant's address as shown on the records of the Company.

         9. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement.



                                 NEW SAC

                                 By _____________________
                                    Name:
                                    Title:


Agreed and acknowledged as of the date first above written:



_______________________________